EXHIBIT 99.1

Lexaria Closes Sale of Non-Pharmaceutical THC-Related Assets

Asset Sale in Preparation for Potential US National Securities Exchange Listing

Kelowna, British Columbia, December 10, 2020 – Lexaria Bioscience Corp. (OTCQX: LXRP) (CSE: LXX) (the “Company” or “Lexaria”), a global innovator in drug delivery platforms, announces that it has closed the sale of its non-pharmaceutical THC-related assets (“the Assets”) held within Lexaria Canpharm ULC, a Lexaria wholly-owned subsidiary, to Hill Street Beverage Company Inc. (“Hill Street”) (TSXV: BEER) as first announced on November 19, 2020.

The total agreed-upon purchase price for the Assets is $3,850,000. Lexaria has received $350,000 in cash (all prices in CDN$), 6,031,363 restricted common shares of Hill Street at a deemed price of $0.0829 per share as the first required equity-based payment, a promissory note having a principal amount of $2,000,000 and bearing interest at the rate of 10% per annum, and a limited license to use the DehydraTECHTM technology outside of Canada and the US for certain non-pharmaceutical, therapeutic and medicinal products that contain 0.3% or greater THC. Pursuant to the terms of the transaction, Lexaria will receive another $1,000,000 worth of common shares of Hill Street over the next sixteen months.

Lexaria retains ownership of the DehydraTECH technology (which Hill Street has acquired the right to use and sublicense for THC-related purposes) and all pharmaceutical applications of THC and other psychoactive cannabinoids. This transaction has no relevance on Lexaria’s separate CBD business nor any other Lexaria business division.

Hill Street intends to begin commercializing the intellectual property immediately through both licensing and B2B sales, as well as utilize Lexaria’s proprietary DehydraTECH process in its own brands while continuing to work with the existing THC licensee contracts it has now assumed from Lexaria. “We believe this acquisition positions us to become both the taste and experience leader in Cannabis 2.0 products,” said Terry Donnelly, Chairman and CEO of Hill Street.

“We can’t wait to see what Hill Street has up their sleeves with the full power of DehydraTECH supporting them,” said Chris Bunka, Chairman and CEO of Lexaria. “Lexaria is actively preparing to focus on working with global leaders in the delivery of drugs and active ingredients for treatment of conditions such as hypertension and viral diseases, together with its ongoing programs to develop superior non-combusted, oral forms of nicotine.”

The Asset sale was one of the larger objectives necessary to be met as Lexaria seeks to list its securities on a national US securities exchange, and Lexaria will report on developments related to that objective as they unfold.

About Lexaria

Lexaria Bioscience Corp.’s (OTCQX: LXRP, CSE: LXX) proprietary drug delivery technology, DehydraTECH™, improves the way active pharmaceutical ingredients (APIs) enter the bloodstream by promoting healthier oral ingestion methods and increasing the effectiveness of fat-soluble active molecules, thereby lowering overall dosing. The Company’s technology can be applied to many different ingestible product formats, including foods, beverages, oral suspensions, tablets, and capsules. DehydraTECH has repeatedly demonstrated since 2016 with cannabinoids and nicotine the ability to increase bio-absorption by up to 5-10x, reduce time of onset from 1 - 2 hours to minutes, and mask unwanted tastes; and is planned to be further evaluated for orally administered bioactive molecules, including anti-virals, cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), and nicotine. Lexaria has licensed DehydraTECH to multiple companies including a world-leading tobacco producer for the development of smokeless, oral-based nicotine products and for use in industries that produce cannabinoid beverages, edibles, and oral products. Lexaria operates a licensed in-house research laboratory and holds a robust intellectual property portfolio with 18 patents granted and approximately 60 patents pending worldwide. For more information, please visit www.lexariabioscience.com.

About Hill Street Beverage Company Inc. (TSX-V:BEER)

Hill Street Beverage Company is a leading and award-winning company focused on alcohol-free beer, wine, and adult-format beverages. Hill Street's brands include Hill Street Craft Brewed Lager, Vin(Zero) and Vintense wines, and have won numerous medals and accolades around the world. Hill Avenue Cannabis, the Company’s wholly owned subsidiary, will produce and sell cannabis-infused adult beverages and other cannabis products with expected distribution at licensed outlets in 2020. Check out Hill Street's award-winning line-up and order product to be delivered straight to your home at www.hillstreetbeverages.com.

INVESTOR CONTACT:

ir@lexariabioscience.com

Phone: 866-221-3341

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. Statements as such term is defined under applicable securities laws. These statements may be identified by words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions. Such forward-looking statements in this press release include, but are not limited to, statements by the company relating the Company’s ability to achieve a national securities exchange listing and the impact on the Company, as well as the Company’s ability to carry out the hypertension, antiviral and pharmaceutical research initiatives, receive regulatory approvals or experience positive effects from any antiviral research or study. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that the Company will actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements. As such, you should not place undue reliance on these forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation and regulatory approvals, managing and maintaining growth, the effect of adverse publicity, litigation, competition, scientific discovery, the patent application and approval process, potential adverse effects arising from the testing or use of products utilizing the DehydraTECH technology, the Company’s ability to maintain existing collaborations and realize the benefits thereof, and other factors which may be identified from time to time in the Company's public announcements and periodic filings with the US Securities and Exchange Commission on EDGAR. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance the Company will be capable of developing, marketing, licensing, or selling products containing any active ingredient. There is no assurance that any planned corporate activity, scientific research or study, business venture, letter of intent, technology licensing pursuit, patent application or allowance, consumer study, or any initiative will be pursued, or if pursued, will be successful. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patented and patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). Lexaria-associated products are not intended to diagnose, treat, cure or prevent any disease.

Any forward-looking statements contained in this release speak only as of the date hereof, and the Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.